UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2005
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                                  SIMCLAR, INC.
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             (Exact name of registrant as specifyed in its charter)

          Florida                       0-14659                 59-1709103
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(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)               File Number)           Identifycation No.)

2230 West 77th Street, Hialeah, Florida                                 33016
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(Address of principal executive offyces)                              (Zip Code)

Registrant's telephone number, including area code (305) 556-9210
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fyling is intended to simultaneously satisfy the fyling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement.

      On December 21, 2005, Simclar, Inc. ("Simclar" or "Company") and Simclar Interconnect Technologies, Inc., its newly-formed wholly owned subsidiary ("Simclar IT") entered into a definitive agreement to acquire certain US assets associated with the backplane assembly business of the Interconnect Technologies Division of Litton Systems, Inc. ("Litton"), a subsidiary of Northrop Grumman Corporation, for $16 million in cash (subject to certain purchase price adjustments) (the "Acquisition"). As part of the same agreement, Simclar's parent company in the United Kingdom, Simclar Group Limited, also agreed to acquire from Litton Systems International, Inc. and Litton U.K. Ltd. all of the share equity of Litton Electronics (Suzhou) Co. Ltd., a subsidiary organized in China, and certain assets of the Interconnect Technologies Division assembly business in the U.K., respectively, through its subsidiary Simclar Interconnect Technologies Limited. The parties made customary representations, warranties and covenants in the agreement, and the agreement is subject to customary conditions of closing, including obtaining any necessary government approvals. The acquisition of the Chinese subsidiary by Simclar Interconnect Technologies Limited will require approval of Chinese government authorities, which is expected to take approximately 60 days.

      Upon closing of the Acquisition, the Company and Simclar IT will enter into a license agreement pursuant to which Simclar IT will occupy space in Litton's Springfield, Missouri facility, and a transition services agreement pursuant to which Litton will provide certain assistance and services to the Company and Simclar IT to support those operations.

      Simultaneously with the acquisition, the Company entered into amendments of its term and working capital facilities with the Bank of Scotland, adding an additional $16 million to the term loan facility, which may be drawn by the Company to fund the Acquisition and costs and expenses related thereto. If a borrowing is not made under the additional term loan facility by March 31, 2006, the additional facility will lapse. If borrowed, $13 million of the principal of loans under the additional facility will be repayable in quarterly installments through December 31, 2012, and any remaining balance of the principal will be due on that date. Interest on this portion of the borrowings will be payable quarterly at one, three or six month LIBOR (as elected by the Company) plus 2.5%. A further $3 million of the principal of loans under the additional facility will be repayable in one lump sum on December 31, 2010. Interest on this portion of the borrowings will be payable quarterly at one, three or six month LIBOR (as elected by the Company ) plus 3.5%. In addition, there is a redemption fee of $400,000 payable on December 31, 2010. Borrowings under the facility would be secured by the assets of Simclar IT, a pledge of the stock of Simclar IT held by the Company and cross guaranties of up to a maximum amount of $10 million by the Company and Simclar Group Limited.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      The disclosure set forth in Item 1.01 above concerning the Company's amended credit facilities with Bank of Scotland is incorporated by reference into this Item 2.03.

Item 8.01 Other Events

      On December 22, 2005, the Company issued a press release announcing the acquisition agreement. The press release is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

      The following exhibit is filed with this report:

Exhibit
Number                              Exhibit Description

99.1 Press Release, dated December 22, 2005, entitled "Simclar, Inc. Announces Agreement to Acquire Litton Systems, Inc.'s Interconnect Assembly Business."


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Simclar, Inc.


Date: December 23, 2005                         By:
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                                                    Barry J. Pardon, President


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